23.2 – Consent of Hacker, Johnson & Smith, PA

Independent Auditors’ Consent

We consent to the incorporation by reference in the Registration Statement of FPB Bancorp, Inc. (the “Company”) on Form S-8 of our report dated January 24, 2003, appearing in and incorporated by reference in the Annual Report on Form 10-KSB of the Company for the year ended December 31, 2002.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
July 16, 2003